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                                                                   Exhibit 10.21

                                LICENSE AGREEMENT

This License Agreement (the "Agreement") is made and entered into as of December 29, 2000 ("Effective Date") by and between AuctioNet.com, Inc. ("AuctioNet"), a California corporation, having an office at 690 Industrial Road, San Carlos, CA 94070 and PurchasePro.com, Inc., a Nevada corporation ("PurchasePro") having an office at 3291 North Buffalo Drive, Las Vegas, NV 89129 (each a "Party" and together, the "Parties").

                                   BACKGROUND

A. AuctioNet has a certain technology which allows for the staging of online auctions for product purchases and sales transactions;

B. PurchasePro is in the business of providing e-commerce solutions and software to its end-user members and customers as well as other licensees of PurchasePro (including without limitation original equipment manufacturers and other application service providers who sublicense solutions and software to their end-user customers), which solutions and software allow such members and customers to connect, communicate and conduct transactions ("Business");

C. PurchasePro desires to obtain a license from AuctioNet to use AuctioNet's online auction technology on the terms and conditions set forth herein in connection with its Business, and AuctioNet wishes to grant PurchasePro such licenses according to the terms and conditions of this Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.      Definitions.

The following terms shall have the following meanings:

      1.1 "AuctioNet Services" means those services to be performed by AuctioNet as may be included within the Integration Plan (as defined in Section 5.3) and such other services to be performed by AuctioNet as described in this Agreement.

      1.2 "Documentation" means any on-line help files or written instruction manuals which may be developed by AuctioNet from time to time regarding the use of the Software and any technical materials, documentation and guides which may be developed by AuctioNet from time to time for use by AuctioNet's technology personnel in connection with the development, operation and maintenance of the Software.

      1.3  "Integrated Software" shall have the meaning assigned to it in
Section 2.1.

      1.4 "Integrated Software Fee" means, with respect to any PurchasePro Software containing Integrated Software, an amount equal to the difference between the standard license fee charged by PurchasePro for such PurchasePro Software with the Integrated Software minus the standard license fee charged by PurchasePro for such PurchasePro Software without the Integrated Software.

      1.5 "Maintenance and Support Services" means those services listed on Exhibit B, and the provision of Updates and Upgrades as called for by this Agreement.

      1.6 "Member" means an entity or person that is permitted to access and use the PurchasePro Services.


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      1.7  "Member Information" means information or data (including, without limitation, registration, enrollment and profile data) provided by a Member through use of the Software or the Integrated Software or contained on any server of AuctioNet (or any other means of storage or hosting of data within AuctioNet's control, including, without limitation, tapes and off-line mediums).

      1.8 "PurchasePro Customers" shall mean third parties who have been or will be authorized directly or indirectly by PurchasePro to access and use the Software (including, without limitation, in the form of Integrated Software) to facilitate the purchase and/or sale of products and services.

      1.9 "PurchasePro Services" means the services and functionality offered by PurchasePro to PurchasePro Customers as part of its Business.

      1.10 "PurchasePro Software" means PurchasePro proprietary systems, applications and database software which software underlies/enables PurchasePro Services. PurchasePro Software is both hosted (served) by PurchasePro and licensed by PurchasePro to its PurchasePro's customers for stand-alone use.

      1.11 "Sanitized Transaction Data" means Transaction Data exclusive of, or after removal of Member Information, and which exists: (i) in an anonymous form as part of an aggregation of multiple transactions conducted in whole or in part over or through use of a marketplace; (ii) in a "blinded" fashion, exclusive of, or after removal of, information which specifically identifies the Member; and
(iii) in the form of statistical data, usage information, reports and analysis based upon data specified in the foregoing items (i) and (ii).

      1.12 "Software" means, collectively, the software program(s) set forth in Exhibit A in object code and source code format, together with any Documentation provided to PurchasePro by AuctioNet, and all Updates, Upgrades, new releases, modifications, improvements, enhancements, alterations and changes thereof or thereto produced by AuctioNet or on AuctioNet's behalf related to online auctions for product purchases and sales transactions and provided to PurchasePro as part of the Maintenance and Support Services or otherwise pursuant to this Agreement.

      1.13 "Supplied Data" means catalog information, product information and pricing data and Member business rules provided by a Member through use of the Software or Integrated Software or contained on any server of AuctioNet (or any other means of storage or hosting of data within AuctioNet's control including, without limitation, tapes and off-line mediums).

      1.14 "Territory" means throughout the world.

      1.15 "Transaction Data" means information and data characterizing, describing, relating to or comprising transactions (e.g., the sale and purchase of goods and services) to which a Member is a party and which are conducted in whole or in part over or through use of the Software or Integrated Software or contained on any server of AuctioNet (or any other means of storage or hosting of data within AuctioNet's control including, without limitation, tapes and off-line mediums). Transaction Data also includes, for any transaction to which Member is a party, information or data relating to the parties of such transaction other than Member which is communicated or furnished by such parties to Member or otherwise obtained by Member in the course of such transaction.

      1.16 "Update(s)" shall mean a set of procedures or new program code that AuctioNet implements to correct errors and which may include modifications to improve performance or a revised version or release of the Software which may incidentally improve its functionality.


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      1.17 "Upgrade(s)" means (i) a new version or release of the Software which improves the functionality of, or add functional capabilities to, the Software and (ii) any software program(s) intended to replace the Software.

2.     Grant of Licenses.

      2.1 Software License. Subject to the terms and conditions of this Agreement, AuctioNet hereby grants to PurchasePro a nonexclusive, perpetual, sublicensable license in the Territory: (i) to access, interface to, and interact with, the Software (as remotely hosted by, or on the behalf of, AuctioNet) in connection with and as part of the provision of PurchasePro Services; (ii) to use the Software and Documentation internally in the Business;
(iii) to use, copy and store one or more copies of the Software(and Documentation) for the purpose exercising PurchasePro's rights with respect to the Software(and Documentation) as set forth in the following items (iv) through
(vii); (iv) to integrate into, bundle with, or package into PurchasePro Software the Software (with such Software as integrated, bundled or packaged with the PurchasePro Software hereinafter being referred to as "Integrated Software");
(v) make, have made, modify and prepare derivative works of theSoftware (and/or Documentation), and perform software engineering, for the purpose of developing, testing, implementing, operating and maintaining Integrated Software (and the documentation therefor); (vi) to demonstrate, market, promote, advertise, sublicense (under terms no less protective of AuctioNet's intellectual property than are the terms contained in PurchasePro's standard license agreements with respect to the protection of PurchasePro's intellectual property; and without any right of further sub-license) and distribute the Software(including, without limitation, as Integrated Software) in object code form in connection with and as part of the PurchasePro Services; or (vii) host, install, operate and maintain (the foregoing internally and for others) the Software (including, without limitation, in the form of Integrated Software) in connection with and as part of the PurchasePro Services. PurchasePro shall not remove or destroy any proprietary markings, confidential legends or any trademarks, trade names or brand names of AuctioNet or its licensors placed upon or contained within the Software, the Documentation or any related materials. PurchasePro shall reproduce all markings, legends and notices referred to herein on each copy of the Software and Documentation made by or on behalf of PurchasePro as permitted by this Agreement.

      2.2 Special Limitations Applicable to Source Code Components of the Software.

            (a) Notwithstanding Section 2.1 above, PurchasePro shall not: (i) use the Software, Integrated Software or any derivative works thereof for purposes which do not include processing auction transactions; or (ii) develop with the Software and Integrated Software any applications which include less than a substantial amount of the auction services functionality contained in the Software and Integrated Software.

            (b) PurchasePro acknowledges that the source code components of the Software constitute AuctioNet Confidential Information. PurchasePro shall treat such source code components as AuctioNet Confidential Information pursuant to Section 10 below and otherwise with at least the same degree of care as it treats the source code to its own proprietary software, and further agrees that access to such components shall be strictly limited to employees of PurchasePro who have a need to access such components and who have been advised of the confidential and proprietary nature of such components, and consultants or contractors of PurchasePro who have a need to access such components, have been advised of the confidential and proprietary nature of such components, and have entered into a non-disclosure agreement of a form as protective of such components as are the confidentiality protections set forth in this Agreement which provides that AuctioNet is an intended third party beneficiary of such agreement. PurchasePro shall maintain records listing all such contractors and shall provide AuctioNet with access thereto on the reasonable request of AuctioNet. Notwithstanding


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      the foregoing, PurchasePro shall be permitted to disclose the source components to AOL in performing its obligations pursuant to that certain Technology Development Agreement by and between PurchasePro and AOL dated March 15, 2000.

            (c) PurchasePro shall, prior to implementing any updates, additions, modifications or changes ("Modifications") to the Software, provide AuctioNet with notice of its intent to do so in the form of a reasonably acceptable statement of work (inclusive of project timelines) for the performance of such Modification. AuctioNet shall have the right to itself implement such Modification at its expense; provided that AuctioNet must, within three (3) business days of receiving any such statement of work from PurchasePro, provide PurchasePro with a determination of whether AuctioNet desires to implement such Modifications. Modifications implemented by AuctioNet shall be delivered to PurchasePro as either an Update or Upgrade (whichever is more applicable). In the event AuctioNet determines not to implement any such Modification or loses the right to do so under the foregoing proviso, PurchasePro may, at its option, itself implement such Modification. In the event AuctioNet performs the implementation, such Modification shall be subject to acceptance by PurchasePro and AuctioNet will work with PurchasePro to resolve to PurchasePro's reasonable satisfaction any issues or concerns PurchasePro has with such Modification; and such Modification shall for all purposes be deemed to be, and otherwise treated in the same manner as, either an Update or Upgrade (whichever is more applicable).

            (d) AuctioNet shall have no obligations under this Agreement (including, without limitation, as regards maintenance and support) for Modifications to the Software developed and implemented by PurchasePro ("PurchasePro Modifications"). PurchasePro Modifications (to the extent exclusive of the Software) are owned by and shall remain the sole property of PurchasePro.

      2.3 Ownership. AuctioNet or its third party licensors hereby retain all right, title, and interest in and to the Software and the Documentation, including all copyrights, patents, trade secret rights, trademarks and other intellectual property rights therein. All rights in and to the foregoing not expressly granted hereunder are reserved to AuctioNet or its licensors. The Software and Documentation and all copies thereof are licensed, not sold, to PurchasePro. Notwithstanding anything to the contrary contained herein, all changes, modifications and enhancements or derivative works made to the Softwareor Documentation by PurchasePro hereunder as permitted in this Section 2 shall be owned by PurchasePro, including all copyrights, patents, trade secret rights or other intellectual property rights therein.

3.     Delivery of Software.

AuctioNet shall issue to PurchasePro, via CD-ROM, tape or such other media as reasonably requested by PurchasePro, as soon as practicable after the Effective Date, four (4) machine-readable copies of the Software (two (2) copies of the Software in source code format and two (2) copies in object code form). Upon creation of any Documentation by AuctioNet, AuctioNet shall promptly deliver such documentation to PurchasePro.

4.     Fees; Taxes; Revenue Allocation.

      4.1 Fees. In consideration for (a) the licenses granted to PurchasePro under Section 2 of this Agreement; (b) Maintenance and Support Services; (c) Updates and Upgrades; (d) Integration Services (as defined in Section 5.2 below); and (e) all other services as described in Section 5.4, PurchasePro shall pay AuctioNet the fees as specified in Exhibit C hereto (the "Fees"). Payment terms of such Fees shall


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be as set forth in Exhibit C hereto. Maintenance and Support Services shall terminate upon termination or expiration of this Agreement, unless the Parties agree otherwise.

      4.2  Revenue Allocation.

      (a) Within thirty (30) days after the end of each calendar quarter during the term of this Agreement, AuctioNet shall pay PurchasePro a transaction fee equal to fifty percent (50%) of all net revenue generated by AuctioNet from AuctioNet Services during such calendar quarter. For the purposes of this Section 4.2(a), "net revenue" shall mean all revenue or its equivalent obtained through the exploitation of the AuctioNet Services, less the amount paid by AuctioNet to the seller of any goods sold in connection therewith for such goods, less credit card processing and validation fees, tax, freight, and similar fees paid by AuctioNet to third parties, less any amount paid by AuctioNet or PurchasePro to any person referring such buyer of goods to AuctioNet (if any). By way of example only, without limiting the rights of either Party, the following describes the obligations of each party:

Product Sale Price                                               1,000.00
Sales Tax                                                           82.50
Freight                                                             25.00
Total Transaction Amount                                         1,107.50

Less: Sales Taxes & Freight                                        107.50

Product Sale Price                                               1,000.00
Less: Cost of Goods Sold                                           880.00

Gross Profit                                                       120.00

Less: Credit Card Discount                                          30.46

Adjusted Gross Profit                                               89.54

Less: Auctionet/PurchasePro Partner Revenue Share                   17.91

Net Adjusted Gross Profit                                           71.64

Transaction Revenue to be Split
50% Auctionet                                                       35.82
50% Purchase Pro                                                    35.82

This example assumes a 20% partnership revenue share but exact percentage will vary depending upon partnership agreements.

      (b) Within thirty (30) days after the end of each calendar quarter during the term of this Agreement, PurchasePro shall pay AuctioNet fifty percent (50%) of all transaction fees PurchasePro generates from transactions by PurchasePro Customers using the Software or Integrated Software but not the AuctioNet Services during such calendar quarter. For the purposes of this Section 4.2(b), "transaction fees" shall refer to the amount paid to PurchasePro in connection with transactions, less credit card processing and validation fees, tax, freight, and similar fees paid by PurchasePro to third parties.


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      (c) Within thirty (30) days after collection by PurchasePro from any
PurchasePro customer, PurchasePro shall, for any PurchasePro Software containing Integrated Software which PurchasePro Software was licensed during such quarter to such PurchasePro customer for installation and use by such customer on computer equipment owned and/or controlled by such customer, pay over to AuctioNet out of the license fee received by PurchasePro for such customer for such Software, the greater of (a) twenty-five percent (25%) of the Integrated Software Fee applicable to such Software and (b) $15,000.00.

      4.3 Taxes. All fees due hereunder to either Party (the "Collecting Party") are exclusive of all applicable taxes and duties assessed in connection with this Agreement and the other Party's (the "Paying Party") performance hereunder by any authority, which shall be paid by the Paying Party or, if paid by the Collecting Party, promptly reimbursed. This provision does not apply to any taxes for which the Paying Party is exempt, provided the Paying Party has furnished the Collecting Party with a valid tax exemption certificate, or to the Collecting Party's income or franchise taxes.

      4.4 Audit Right. During the term of this Agreement and for a period of one (1) year following the expiration or termination of this Agreement for any reason, each Party will maintain complete and accurate books of accounts, records and such other material necessary to calculate amounts due to the other Party under this Agreement. Each Party will permit the other Party, through a nationally recognized certified public accounting firm ("CPA") designated by such other Party (subject to execution of a reasonable non-disclosure agreement by said CPA), upon reasonable notice and during normal business hours, to inspect these books, records and other materials once per year during the term of this Agreement plus once up to twelve (12) months following the expiration or termination of this Agreement. Each Party will provide full and complete assistance in such audit effort as the other Party may reasonably require. In the event the audit reveals an underpayment in the payment obligations of the Party being audited by more than five percent (5%), the Party being audited will promptly pay the auditing Party such underpayment amount plus interest calculated at the lesser of one and one-half percent (1 1/2%) per month or the highest rate permitted by law on the underpaid amount.

5.     Maintenance and Support; Integration Services; Service Levels.

      5.1 Maintenance and Support. Until two (2) years after the Effective Date, AuctioNet shall provide PurchasePro with Software support as described in Exhibit B hereto, and maintenance in the form of Updates and Upgrades. PurchasePro shall be responsible for providing its PurchasePro Customers with level one support as defined in the schedule set forth in Exhibit B hereto ("Level 1 Support"). In the event PurchasePro is unable to answer or resolve any technical support questions or problems related solely to the use of the Software (as a stand-alone product or as part of the Integrated Software), PurchasePro may escalate the question or problem directly to AuctioNet for AuctioNet to resolve as described in the schedule set forth in Exhibit B hereto ("Level 2 Support"). Without limiting the generality of the foregoing, during such two (2) year term, AuctioNet shall maintain the Software as part of the Integrated Software so that all of the functionality, performance and capabilities of the Software as made generally available to AuctioNet's customers will be incorporated in the Software as part of the Integrated Software.

      5.2 Service Levels. Until two (2) years after the Effective Date, AuctioNet shall be responsible for ensuring that at all times the Software and Integrated Software is maintained, and the AuctioNet Services shall be performed, at levels at least equal in all material respects to the service levels set forth on Exhibit D hereto, except during the occurrence of a force majeure event described in Section 13.7. AuctioNet shall establish and maintain arrangements for emergency back-up services acceptable to PurchasePro. AuctioNet shall take all commercially reasonable measures to minimize the damage caused by any impairment resulting from any actual interruption or shutdown of any facility that either (a) prevents AuctioNet from performing its obligations hereunder or (b) causes a substantive disruption of the


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use by PurchasePro or any PurchasePro Customers of theAuctioNet Services,
Software or Integrated Software, in each case for a period of at least five (5) business days, and, in cooperation with PurchasePro and any third parties, to avoid recurrence of such interruption or shutdown. AuctioNet shall organize, implement, monitor and apply all commercially reasonable disaster protection mechanisms as required to minimize the damage caused by any such impairment. In the event of any such impairment, AuctioNet shall work diligently and with all commercially reasonable efforts to restore the ability of PurchasePro and all PurchasePro Customers to use theAuctioNet Services, Software and Integrated Software in accordance with AuctioNet's obligations under this Agreement.

            5.3  Integration Services.

            (a) AuctioNet shall integrate the Software into the PurchasePro Software (i.e., develop the Integrated Software) for use by PurchasePro by interface between the PurchasePro Software and the AuctioNet Software on an application service provider basis and by integration into the PurchasePro Software on an the original equipment manufacturer basis (the "Integration", with the services, functions and responsibilities being performed by AuctioNet to successfully complete the Integration being hereinafter referred to as the "Integration Services"). AuctioNet shall dedicate that number of qualified personnel and amount of resources necessary to perform and complete the Integration Services.

            (b) As soon as reasonably practicable after execution of this Agreement, AuctioNet shall commence in good faith: (i) a study to capture and record the business requirements PurchasePro is seeking to meet using the functionality and capabilities of the Software as set forth in a writing to be delivered by PurchasePro (the "Business Requirements"); and (ii) an analysis to establish the methods and processes necessary for completing the Integration so as to meet PurchasePro's business requirements (the "Integration Analysis"). Based upon the Integration Analysis, AuctioNet shall, no later than February 14, 2001, complete and deliver to PurchasePro for review a full draft of a proposed Integration Plan (defined below). Without limiting the generality of the foregoing, the Integration Plan shall include such details as are necessary and appropriate to show how the Integration, when completed per the Integration Plan, will meet the Business Requirements. PurchasePro shall review the Integration Plan and, within 15 days of its receipt thereof, request in writing any revisions it desires thereto. AuctioNet shall, within 15 days of receiving any such requests from PurchasePro, revise the Integration Plan in accordance with all reasonable requests of PurchasePro and resubmit the Integration Plan to PurchasePro for approval. Within 15 days of receiving the re-submitted Integration Plan, PurchasePro shall either finally approve such Integration Plan or return the Integration Plan to AuctioNet with instructions regarding necessary further revision (in which case the re-submittal and review process shall be carried out again).

            (c) The Integration will be accomplished pursuant to a plan developed by AuctioNet and approved by PurchasePro (the "Integration Plan"). The Integration Plan shall encompass all relevant terms, conditions and components for the completion of the Integration. The Integration Plan shall include, among other things, a complete set of specifications for the Integrated Software and provision of the AuctioNet Services, deliverables, milestones, time-lines for completion, acceptance criteria (for acceptance of the Integrated Software by PurchasePro), performance objectives and the specific responsibilities of each Party.

            (d) AuctioNet and PurchasePro shall each perform the tasks required of it by the Integration Plan so that the Integration will be completed in accordance with the schedule set forth therein. AuctioNet and PurchasePro shall be responsible for overall management of the Integration and shall use all commercially reasonable efforts to keep the Integration on schedule and to identify and resolve any problems encountered in the timely completion of each task. AuctioNet shall provide


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PurchasePro with weekly progress reports which describe in reasonable detail the current status of the Integration, indication of the progress of the work being performed in comparison to the Integration Plan, identification of actual or anticipated problems, the impact of such problems on AuctioNet's work effort, and action being taken or alternative actions to be taken to remedy such problems. In addition, AuctioNet shall track all tasks and sub-tasks on-line using Microsoft Project and shall at all times provide PurchasePro with access thereto so as to enable PurchasePro to always be able to determine AuctioNet's progress against the Integration Plan. AuctioNet agrees to use commercially reasonable efforts to effect a smooth transition without disruption to any of PurchasePro's business operations, except as contemplated by the Integration Plan.

            (e) Other than as set forth in Exhibit C, PurchasePro shall not be obligated to make any additional payments to AuctioNet in connection with the Integration (and including, without limitation, for the Software, the Integrated Software and the Integration Services) or otherwise, and each Party shall bear its own costs and expenses associated with the Integration.

            (f) Any additional software developed by AuctioNet hereunder, exclusive of the Software or Integrated Software, will be included in the definition of "Software" for all intents and purposes of this Agreement.

            (g) Upon the execution of this Agreement, AuctioNet will promptly assign an individual who will: (i) oversee and manage the performance of the Integration Services (this includes the responsibility to see that all milestones are met on-time and that all deliverables satisfy the requirements of this Agreement); (ii) serve as PurchasePro's primary point of contact for matters pertaining to the Integration; and (iii) have the authority to make binding commitments on behalf of AuctioNet (the "AuctioNet Engagement Manager").

            (h) Upon the execution of this Agreement, PurchasePro will promptly assign an individual who will serve as PurchasePro's primary point of contact with AuctioNet for matters pertaining to the Integration (the "PurchasePro Engagement Manager"). The PurchasePro Engagement Manager will be responsible and authorized to: (i) serve as AuctioNet's primary point of contact for matters pertaining to the Integration; (ii) have the authority to make binding commitments on behalf of PurchasePro; (iii) approve modifications to the Integration Plan; and (iv) accommodate reasonable requests by the AuctioNet Engagement Manager for PurchasePro information, data and support of a type specified in the Integration Plan or reasonably required by AuctioNet for its performance of the Integration Services.

            (i) The Integration shall be governed by an oversight committee ("Oversight Committee") composed of an equal number of people from each Party, including the AuctioNet Engagement Manager, the PurchasePro Engagement Manager, AuctioNet's Chief Technology Officer, and PurchasePro's Chief Technology Officer and such other persons as may be designated by such individuals. The Oversight Committee shall have the power to resolve all disputes arising with respect to the Integration by affirmative vote of its members. In the event the Oversight Committee is unable to resolve any particular dispute within a reasonable time period, such dispute shall be submitted to one senior manager of each party for resolution by mutual agreement within ten (10) business days. Failing such resolution, such dispute shall be submitted to one executive officer of each party for resolution by mutual agreement within thirty (30) calendar days. Failing resolution by the parties' executive officers, the dispute shall be submitted to arbitration in accordance with Section 13.3.

            (j) PurchasePro acknowledges that AuctioNet may subcontract the performance of the Integration Services to third parties on a partial basis. In such event, AuctioNet will remain fully responsible in all respects to PurchasePro for the performance of the Integration Services in accordance with the terms of this Agreement, and will be deemed for the


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purposes of this Agreement to have performed the Integration Services itself.
AuctioNet will not disclose PurchasePro Confidential Information to a subcontractor unless and until such subcontractor has agreed in writing to protect the confidentiality of such Confidential Information in a manner substantially equivalent to that required of AuctioNet under this Agreement.

      5.4 Other Services. AuctioNet shall provide any other implementation and consulting assistance not described herein to PurchasePro related to initial installation of the Software on terms mutually agreed by the Parties.

      5.5 Representation and Warranty. AuctioNet hereby represents and warrants to PurchasePro that any and all services performed on behalf of PurchasePro hereunder shall be performed in a professional, workmanlike manner and in accordance with the general standards in the industry.

6.     Trademarks.

      6.1 Right to Display. During the term of this Agreement, each Party authorizes the other Party to display and use the other's trademarks, trade names and logos (collectively, the "Trademarks") in connection with that Party's advertisement and promotion of the PurchasePro Services and/or AuctioNet Services or Integrated Software (or the functionality thereof). Each Party shall indicate in all product, service, publicity and printed materials relating to the PurchasePro Services and/or AuctioNet Services, Software and Integrated Software that such trademarks are the property of the originating Party. Upon termination of this Agreement, each Party shall cease all display, advertising and use of all Trademarks of the other Party. During the term of this Agreement and thereafter, neither Party shall use, advertise or display any trademark, trade name or logo which is, or any part of which is, confusingly similar to any Trademark of the other Party. Notwithstanding the foregoing, PurchasePro shall discontinue all use of AuctioNet Trademarks if the Integrated Software includes any PurchasePro Modification and AuctioNet objects to such use because in its reasonable discretion such Modification degrades the performance of the Software or the Integrated Software or the experience of a user of the AuctioNet Services as would constitute a material adverse effect with respect thereto, and further, such Modification has not been approved by AuctioNet.

      6.2 Promotion Materials and Activities. All representations of the other Party's Trademarks that a Party intends to use shall be exact copies of those used by the other Party and shall first be submitted to the originating Party for written approval of design, color and use, including use in conjunction with advertisement, service and promotional materials, which consent shall not be unreasonably withheld or delayed. To ensure trademark quality, each Party shall fully comply with all written guidelines provided by the other Party concerning the use of the originating Party's Trademarks. Each Party agrees to change or correct any material or activity that the originating Party determines to be inaccurate, objectionable, misleading or a misuse of the originating Party's Trademarks. Neither Party shall continue the use of, and shall withdraw and retract, any materials containing the Trademarks of the other Party which are in breach of the terms of this Agreement or otherwise upon the reasonable written request of the other Party.

      6.3 Goodwill and Trademarks. Each Party acknowledges that the other has and will have substantial goodwill in its Trademarks used in conjunction with this Agreement, and agrees it shall not do anything that could injure, diminish or depreciate the value of the goodwill associated with the Trademarks or business of the other. All goodwill associated with the use of each Party's Trademarks shall inure exclusively to the owner of such Trademarks.

      6.4 Conduct of Business. Each Party shall conduct its business of marketing each other's products and services pursuant to this Agreement in a manner that will reflect favorably on the good name and reputation of the other Party. Each Party shall comply with all laws, regulations and ordinances in


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dealing with each other and with third parties, and in performing their respective obligations under this Agreement. Each Party shall refrain from engaging in any unfair or deceptive trade practice or unethical business practice that could unfavorably reflect upon the other Party and its products or services.

7.     Warranties.

      7.1 No Conflict. Each Party represents and warrants to the other Party that it is under no current obligation or restriction, nor will it knowingly assume any such obligation or restriction that does or would in any way interfere or conflict with, or that does or would present a conflict of interest concerning the performance to be rendered hereunder or the rights and licenses granted herein.

      7.2 Intellectual Property Warranty. AuctioNet represents and warrants to PurchasePro that (a) AuctioNet is the sole owner of all rights, title, and interest in and to the Software and Documentation; (b) AuctioNet has full and sufficient right, title and authority to grant the rights and/or licenses granted to PurchasePro under this Agreement; (c) the Software does not contain any materials developed by a third party used by AuctioNet except pursuant to a license agreement between AuctioNet and such third party; (d) PurchasePro shall have all the right and license to use the Software and Documentation as provided herein without the need to acquire any additional rights or licenses from any third party; and (e) neither the Software nor any Trademarks of AuctioNet infringe any patent, copyright, trade secret, trademark or other intellectual property rights of a third party.

      7.3 Product Warranty. AuctioNet warrants that the Integrated Software will perform in accordance with the requirements set forth in the Integration Plan. If the Integrated Software does not perform in accordance with the Integration Plan, AuctioNet shall, as its sole obligation, use its best efforts to correct the Software, or if correction of the Software is not possible, replace such Software free of charge.

      7.4 Virus Warranty. AuctioNet warrants to PurchasePro that it has tested the Software to ensure that the Software does not contain any virus or other harmful code.

      7.5 PurchasePro Warranties. PurchasePro represents and warrants to AuctioNet that (a) PurchasePro has full title and ownership of the PurchasePro Software; (b) it has full power and authority to grant the licenses granted to AuctioNet under this Agreement; (c) the Trademarks of PurchasePro licensed to AuctioNet hereunder do not infringe upon any third party copyright or trademark.

8.     Indemnification.

      8.1 AuctioNet Indemnification. AuctioNet shall indemnify, defend and hold harmless PurchasePro and each PurchasePro Customer from any and all suits, claims, proceedings, damages, liabilities, judgments, costs and expenses (including reasonable attorneys' fees) incurred by PurchasePro or such PurchasePro Customer arising out of or in connection with claims that the Software or Integrated Software (excluding any PurchasePro Modification) infringes any patent, copyright, trademark or trade right secret of a third party, provided that PurchasePro (a) promptly gives written notice to AuctioNet of any such claim or action, and (b) gives AuctioNet the right to control and fully cooperates with AuctioNet in the defense of such claim or action,. If the Software or the Integrated Software is, or in the opinion of AuctioNet may become, the subject of any claim of infringement or if it is adjudicatively determined that the Software or the Integrated Software infringes the rights of any third party, then AuctioNet may, at its sole option and expense, either (a) procure for PurchasePro the right from such third party to use the Software or the Integrated Software, or (b) replace or modify the Software or Integrated Software with other suitable and substantially equivalent products so that the Software or Integrated Software, as applicable, becomes non-infringing. This
Section 8 sets forth AuctioNet's sole liability with respect to any infringement of any intellectual property rights by the Software or the Integrated Software.

      8.2 PurchasePro Indemnification. PurchasePro shall indemnify, defend and hold harmless AuctioNet from any and all suits, claims, proceedings, damages, liabilities, judgments, costs and expenses (including reasonable attorneys' fees) incurred by AuctioNet arising out of or in connection with claims that the PurchasePro Software or PurchasePro Modifications infringes any patent, copyright, trademark or trade right secret of a third party, provided that AuctioNet (a) promptly gives written notice to PurchasePro of any such claim or action, and (b) gives PurchasePro the right to control and fully cooperates with PurchasePro in the defense of such claim or action. This Section 8 sets forth PurchasePro's sole liability with respect to any infringement of any intellectual property rights by the PurchasePro Software or the PurchasePro Modifications.

9.     Disclaimer of Warranties; Limitation of Liability.

      (a) EXCEPT AS EXPRESSLY PROVIDED HEREIN, AUCTIONET MAKES NO WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, REGARDING THIS AGREEMENT, OR THE SOFTWARE, INTEGRATED SOFTWARE OR THE AUCTIONET SERVICES AND, TO THE MAXIMUM EXTENT PERMITTED BY LAW, SPECIFICALLY DISCLAIMS ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR AGAINST INFRINGEMENT.

      (b) EXCEPT FOR AUCTIONET'S LIABILITY ARISING UNDER SECTION 8 ABOVE OR LIABILITY OF EITHER PARTY FOR BREACH OF SECTION 10, IN NO EVENT SHALL EITHER PARTY'S LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE USE OR PERFORMANCE OF THE SOFTWARE OR THE INTEGRATED SOFTWARE EXCEED THE TOTAL AMOUNT ACTUALLY PAID BY PURCHASEPRO HEREUNDER. EXCEPT FOR LIABILITY ARISING UNDER SECTIONS 8 AND 10 OF THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY TO THE OTHER PARTY FOR ANY LOST PROFITS OR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, OR FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THE PARTIES AGREE THAT THIS SECTION 9 REPRESENTS A REASONABLE ALLOCATION OF RISK.

10.     Confidentiality.

      10.1 Confidential Information. Each Party (the "Receiving Party") expressly acknowledges that in negotiating and/or performing under this Agreement the other Party (the "Disclosing Party") has disclosed or may disclose information relating to the Disclosing Party's business or technology which is confidential or proprietary in nature and not intended to be disclosed to users of theAuctioNet Services, Software or Integrated Software (including, without limitation, source code for the Software, trade secrets, patents, patent applications, copyrights, know-how, processes, ideas, inventions (whether patentable or not), formulas, other computer programs, databases, technical drawings, designs, algorithms, technology, circuits, layouts, designs, interfaces, materials, schematics, names and expertise of employees and consultants, any other technical, business, financial, customer information, product development plans, supplier information, forecasts, strategies and other confidential information), which to the extent previously, presently or subsequently disclosed to the Receiving Party is hereinafter referred to as "Confidential Information" of the Disclosing Party.

      10.2  Treatment of Confidential Information. The Receiving Party shall
(a) hold the Disclosing Party's Confidential Information in confidence and take all commercially reasonable precautions to protect such Confidential Information (including, without limitation, all precautions the Receiving Party usually employs with respect to its own comparable confidential materials), (b) except as expressly provided herein, not disclose any such Confidential Information or any information derived therefrom to any third person, (c) not make any use whatsoever at any time of such Confidential Information except as necessary to exercise their rights and perform their obligations under this

Agreement in strict accordance with the terms and conditions of this Agreement,
(d) except as expressly set forth herein, not copy or reverse engineer, or attempt to derive the composition or underlying information, structure or ideas of any such Confidential Information.

      10.3 Exclusions. The Disclosing Party agrees that Section 10.2 shall not apply with respect to Confidential Information of the Disclosing Party that (a) is or becomes generally available to the public through no improper action or inaction by the Receiving Party or any of its affiliates, agents, consultants or employees, (b) was properly in the Receiving Party's possession or known by it prior to receipt from the Disclosing Party, (c) was rightfully disclosed to the Receiving Party by a third party provided the Receiving Party complies with restrictions imposed by the third party, or (d) was independently discovered or derived by the Receiving Party without use of Confidential Information of the Disclosing Party. Each Party, with prior written notice to the Disclosing Party, may disclose such Confidential Information to the minimum extent possible that is required to be disclosed to a governmental entity or agency, or pursuant to the lawful requirement or request of a governmental entity or agency, provided that reasonable measures are taken to guard against further disclosure, (including without limitation, seeking appropriate confidential treatment or a protective order, or assisting the other Party to do so) and has allowed the Disclosing Party to participate in any proceeding that requires the disclosure.

11.     Ownership and Use of Data.

      With respect to all Member Information,Supplied Data, Transaction Data and Sanitized Transaction Data, the Parties agree that:

      11.1  Each Member shall own its own Member Information and Supplied Data;

      11.2 Each Member shall, with respect to any particular transaction to which such Member is a party, jointly own along with the other party(ies) to such transaction, without any rights of attribution or accounting, the Transaction Data for such transaction; provided that such ownership shall be subject to the ownership and use rights of PurchasePro and AuctioNet which are set forth in this Agreement.

      11.3 Each Party shall own, without any obligation of accounting or attribution to other Party, and may freely use or disclose as it individually determines, Sanitized Transaction Data.

      11.4 Each Party may retain possession of, and make use of, copies of the Member Information, Supplied Data and Transaction Data solely for the purpose of
(i) enabling PurchasePro and PurchasePro Customers to use theAuctioNet Services, Software and Integrated Software, and (iii) otherwise performing AuctioNet's obligations and responsibilities under this Agreement. Subject to the restrictions set forth in Section 11.5 below, a Party's use of the Member Information, Supplied Data and Transaction Data may include the storage, display, parsing, modification, reproduction, copying, transmission, translation, performance, publication, broadcast, preparation of derivative works or dissemination thereof, internally by such Party.

      11.5 Except as otherwise set forth in the Agreement, each Party shall maintain the confidentiality of, and shall not disclose, disseminate or provide to any other person, firm, organization or third party (except for their respective employees, agents, contractors, advisors or representatives who have a reasonable need to know), Member Information, Supplied Data and Transaction Data; provided, however, that the foregoing shall not apply to Member Information, Supplied Data or Transaction Data that: (i) is or becomes publicly known without violation of this Agreement; (ii) is already known to such Party without restrictions at the time of its disclosure to such Party; (iii) after its disclosure to AuctioNet, is made known to such Party without restrictions by a third party having the right to do so; (iv) is legally required to be disclosed by such Party pursuant to a judicial order from a court of competent jurisdiction; or (v) is "Public Information" (i.e., information regarding a Member, its products and services which is public in the normal course of Member's business and operations and/or which is necessarily and appropriately public (and accessible by third parties within a marketplace) to enable the working of transactions within a marketplace).

      11.6 Each Party shall take such actions as are necessary and appropriate to obtain all necessary rights and releases required to permit and enable such Party to possess and exercise the rights and perform the services and the activities described in this Agreement with respect to the Member Information, Supplied Data, Transaction Data and Sanitized Transaction Data.

12.     Term and Termination.

      12.1 Term. The term of this Agreement shall commence on the Effective Date and shall continue in full force and effect thereafter unless terminated by PurchasePro in accordance with Section 12.2.

      12.2 Termination. If either Party commits a material breach of this Agreement which is not capable of being cured within thirty (30) days and fails to (i) proceed promptly and diligently to correct the breach, (ii) develop within thirty (30) days following written notice of such breach from the other Party a complete plan for curing the breach, and (iii) cure the breach within sixty (30) days of notice thereof, the non-breaching Party may terminate this Agreement on written notice at any time following the end of such ninety (90) day period.

      12.3 Effect of Termination. The following Sections shall survive the termination or expiration of this Agreement: Sections 1, 2, 4, 7, 8, 9, 10, 11, 12 and 13 (except for Section 13.1). Notwithstanding the foregoing, in the event of termination of this Agreement by AuctioNet pursuant to Section 12.2 due to PurchasePro's uncured breach of any obligation set forth in Sections 2.1, 2.2, 4 or 10 of this Agreement ("AuctioNet Termination"), Sections 2 and 4 of this Agreement shall remain in effect only for twelve (12) months after the date of termination (the "Transition Period"). Further, upon notice of AuctioNet Termination, the parties shall cooperate in all reasonable respects with one another to facilitate a smooth transition so that PurchasePro may replace the technology licensed hereunder with that of another provider. In this connection, AuctioNet shall deliver to PurchasePro free of charge and without condition or delay a copy of (A) all Member Information, Supplied Data, Transaction Data and Sanitized Transaction Data in database format in AuctioNet's possession (except for data such as credit card data that AuctioNet is prohibited by law or contract from providing to third parties), (B) all table layouts, and (C) any other information owned by PurchasePro pursuant hereto. AuctioNet shall be compensated, at AuctioNet's applicable standard hourly rates, for any such services that AuctioNet performs to prepare for and/or complete such services; provided, however that AuctioNet's applicable standard hourly rates for any person who performs such services shall not be greater than the rates that AuctioNet would charge to a similarly situated customer for the same person's services (i.e. AuctioNet shall not be entitled to charge PurchasePro a premium for services that are being performed in connection with and AuctioNet Termination. Further, AuctioNet shall, during the Transition Period continue, at PurchasePro's request, the hosting services hereunder.

13.     Miscellaneous.

     13.1 Assignment. Neither Party may assign this Agreement or otherwise transfer the license granted pursuant hereto, or any rights or obligations hereunder, whether by operation of law or otherwise, without the prior written consent of the other Party, not to be unreasonably withheld, except in the event of any conveyance or other transfer of any capital securities of a Party, or any other transaction whatsoever, the effect of which is to confer upon the recipient or recipients thereof the ability to determine a majority of members of such Party's board of directors or otherwise control the affairs of such Party or a transfer of all or substantially all of the assets of a Party.

     13.2 Waiver and Amendment. No modification, amendment or waiver of any provision of this Agreement shall be effective unless in writing and signed by the Party to be charged. No failure or delay by either Party in exercising any right, power, or remedy under this Agreement, except as specifically provided herein, shall operate as a waiver of any such right, power or remedy.

     13.3 Choice of Law; Arbitration; Venue. This Agreement shall be governed by the laws of the California, excluding conflict of laws provisions. Any disputes arising out of this Agreement shall be resolved by binding arbitration in accordance with the then-current commercial arbitration rules of the American Arbitration Association ("Rules"). The arbitration shall be conducted by one (1) arbitrator appointed in accordance with the Rules and shall take place in San Carlos, California. A judgment upon the award may be entered in any court having jurisdiction of the parties, including without limitation the courts in San Carlos, California. The non-prevailing Party in the arbitration shall pay all fees and charges of the American Arbitration Association (including without limitation reasonable attorney's fees).

      13.4 Notices. All notices, demands or consents required or permitted under this Agreement shall be in writing. Notice shall be considered delivered and effective on the earlier of actual receipt or when (a) personally delivered;
(b) the day following transmission if sent by facsimile followed by written confirmation by registered overnight carrier or certified United States mail; or
(c) one (1) day after posting when sent by registered private overnight carrier (e.g., DHL, Federal Express, etc.); or (d) five (5) days after posting when sent by certified United States mail. Notice shall be sent to the parties at the addresses set forth on the first page of this Agreement or at such other address as shall be specified by either Party to the other in writing.

     13.5 Independent Contractors. The Parties are independent contractors with respect to each other. Each Party is not and shall not be deemed to be an employee, agent, partner or legal representative of the other for any purpose and shall not have any right, power or authority to create any obligation or responsibility on behalf of the other.

     13.6 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law, such provision shall be changed and interpreted so as to best accomplish the objectives of the original provision to the fullest extent allowed by law and the remaining provisions of this Agreement shall remain in full force and effect.

     13.7 Force Majeure. Each Party to this Agreement shall be excused from any delay or failure in its performance hereunder, other than for payment of money, caused by any disruption or slow speed of the Internet, break-downs of security or introduction of computer viruses (and the like) by third parties, any labor dispute, government requirement, act of God, or any other cause beyond its control. Such Party shall use best efforts to cure any such failure or delay in performance arising from a force majeure condition, and shall timely advise the other Party of such efforts.

     13.8 Complete Understanding. This Agreement including all Exhibits and the non-disclosure agreement between the parties incorporated herein pursuant to
Section 10 of this Agreement, constitutes the final, complete and exclusive agreement between the parties with respect to the subject matter hereof, and supersedes any prior or contemporaneous agreement.

      13.9 Export Controls and U.S. Government Transactions. PurchasePro shall comply with all applicable laws, rules and regulations, including without limitation the United States Foreign Corrupt Practices Act and all applicable United States export control laws and regulations, in connection with its use of theAuctioNet Services, Software and Integrated Services under this Agreement. Without limiting the preceding sentence, PurchasePro shall not permit any residents of any countries to which the export or import of commodities and technical data is prohibited by the Export Administration Regulations of the U.S. Department of Commerce, the international Traffic In Arms Regulations of the U.S. Department of State or the Enhanced Proliferation Control Initiative (collectively, "U.S. Export Controls") to become members or to conduct any transaction using theAuctioNet Services, Software and Integrated Services, and PurchasePro shall not export or re-export or permit the export or re-export of the Software in violation of any U.S. Export Control. AuctioNet agrees to reasonably assist PurchasePro in obtaining any required export permissions at no additional cost to PurchasePro.

      13.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and which, if taken together, shall be deemed to constitute one and the same instrument.

      13.11 Construction. The fact that one Party drafted some or all of this Agreement shall not be held against such Party in any dispute regarding construction or interpretation of this Agreement or any part of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

PURCHASEPRO.COM, INC.                     AUCTIONET.COM, INC.


By:                                       By:
   --------------------------                -------------------------------
Name:                                     Name:
     ------------------------                  -----------------------------
Title:                                    Title:
      -----------------------                   ----------------------------
Date:                                     Date:
     ------------------------                  -----------------------------

                                    EXHIBIT A

                                    SOFTWARE

Ophelia 3.01 Auction Exchange Software

Ophelia is a proprietary robust, scalable application framework written in perl5.

Ophelia's application framework includes the following:

1.    Object management
2.    Template Parsing and Caching
3.    Session Management
4.    Data persistence and retrieval
5.    Cache Management
6.    Authentication and Security
7.    Partner Management and Differentiation

Ophelia specific applications developed to date include:

1.    Auction Web Site
      a. Customer Registration, Recognition, Self Service
      b. Partner Integration for Customer Data and Authentication
      c. Credit Card/Payment Handling
      d. Catalog (Browse, Search, Product Information, Showcasing)
      e. Sales (Auctions, Bidding)

2.    Backend Management Tools for Auctions
      a. Sale Management
      b. Customer Management
      c. Product Management
      d. Order Management
      e. Supplier Management
      f. Partner Management
      g. Exchange Management

Ophelia related applications (non-dependent on the applications framework):

1.   Real time auction and bid information available in XML

2.   Messaging Services related to bidding, order processing, payment processing

3.   Payment Processing Tools

4.   Order Processing Tools

5.   Auction Scheduling Tools

                                    EXHIBIT B

                        MAINTENANCE AND SUPPORT SERVICES

AuctioNet will provide Level 1 Support to PurchasePro Customers requesting assistance. A transition program, including training and procedures, will be in place for PurchasePro/NetBusiness B2B marketplace customer support to handle inquiries through the existing channels, if so required. Notwithstanding the foregoing, PurchasePro may at its option provide all Level 1 Support directly to PurchasePro Customers.

Level 1 Support means the service provided to resolve minor problems with the Software and/or problems related to the hosted physical infrastructure or functionality.

PurchasePro shall use all commercially reasonable efforts to promptly provide AuctioNet with notification of bugs encountered in the Software.

AuctioNet will provide Level 2 Support solely to PurchasePro, 24 hours per day, 7 days a week. Customer Support will be live from 7:00am PST to 7:00pm PST Monday through Friday with on-call pager coverage outside those times. PurchasePro and all PurchasePro Customers may also inquire with Customer Support via e-mail. Customer Support will check e-mail on a daily basis and respond to such e-mail by the close of each business day. Level 2 Support means all calls or requests related solely to the AuctioNet Services and the Software and shall include resolving problems whereby the Software or Integrated Software does not function according to the Integration Plan either during installation or in operation. In providing Level 2 Support, AuctioNet will make all reasonable commercial efforts to contact PurchasePro within four (4) hours of a request being submitted, and to resolve and/or provide specific action plans for resolution within one (1) business day. On less critical Level 2 Support requests, AuctioNet will be required to work only during normal business hours to resolve the problem until resolved.

AuctioNet will promptly notify the PurchasePro Engagement Manager of any call or request that exceeds the scope of the Level 1 Support. The AuctioNet Engagement Manager will work with the PurchasePro Engagement Manager in determining a solution to the problem.

                                    EXHIBIT C

                                      FEES

PurchasePro shall pay to AuctioNet a total of $5,000,000 of which (i) $3,000,000 will constitute fees for the licenses granted in Section 2 and will be due and payable upon the execution of this Agreement by both Parties hereto; and (ii) the remaining $2,000,000 will constitute fees for the services by AuctioNet pursuant to Section 5 (of which $1,000,000 will constitute fees for the Integration Services ("Integration Fee")) and will be paid in Twenty-Four (24) equal monthly installments (each, a "Monthly Installment") on the 1st of each month, commencing on February 1, 2001 and with the last payment due on January 1, 2003.

Notwithstanding the foregoing, in the event that either (i) the Integration Plan is not approved by PurchasePro pursuant to Section 5.2(c) by March 15, 2001 or
(ii) the Integration is not completed in a timely manner in accordance with the time schedule set forth in the PurchasePro-approved Integration Plan, for each and every month the Integration Plan is not approved or that Integration is not completed in a timely manner, as applicable, the portion of the Monthly Installment (then due and owing upon the expiration of such month) representing the Integration Fee shall be deemed deferred by AuctioNet. Further, PurchasePro shall no longer be obligated to pay the same for performance which is more than ninety (90) days late. No amount shall be deemed waived or deferred by AuctioNet if AuctioNet can reasonably demonstrate that PurchasePro unreasonably withheld approval of the Integration Plan or that failure to complete the Integration on a timely manner was the result of an act or failure to act by PurchasePro or the occurrence of a force majeure event or condition stated in Section 13.7 of the Agreement.

                                    EXHIBIT D

                                 SERVICE LEVELS

1. Site Infrastructure. AuctioNet will be responsible for all communications, hosting and connectivity costs and expenses associated with the AuctioNet's site. AuctioNet will provide all hardware, software, telecommunications lines and other infrastructure necessary to meet traffic demands on the AuctioNet Site from the PurchasePro global marketplace. AuctioNet will design and implement the network between the PurchasePro global marketplace and AuctioNet site such that (i) no single component failure will have a materially adverse impact on PurchasePro Customers seeking to reach the AuctioNet site from the PurchasePro global marketplace and (ii) no single line under material control by AuctioNet will run at more than 70% average utilization for a 5-minute peak in a daily period. In this regard, AuctioNet will provide PurchasePro, upon request, with a detailed network diagram regarding the architecture and network infrastructure supporting the AuctioNet site. In the event that AuctioNet elects to create a custom version of the AuctioNet site in order to comply with the terms of this Agreement, AuctioNet will bear responsibility for all aspects of the implementation, management and cost of such customized site.

2. Optimization; Speed. AuctioNet will use commercially reasonable efforts to ensure that: (a) the functionality and features within the AuctioNet site are optimized for the client software then in use by PurchasePro Customers; and (b) the AuctioNet Site is designed and populated in a manner that minimizes delays when PurchasePro Customers attempt to access such site. At a minimum, AuctioNet will ensure that the AuctioNet site's data transfers initiate within fewer than fifteen (15) seconds on average. Prior to commercial launch of any material promotions described herein, AuctioNet will permit PurchasePro to conduct performance and load testing of the AuctioNet site (in person or through remote communications), with such commercial launch not to commence until such time as PurchasePro is reasonably satisfied with the results of any such testing.

3. User Interface. AuctioNet will maintain a graphical user interface within the AuctioNet site that is competitive in all material respects with interfaces of other similar sites based on similar form technology. PurchasePro reserves the right to review and approve the user interface and site design prior to launch of the Integrated Software and to conduct focus group testing to assess compliance with respect to such consultation and with respect to AuctioNet's compliance with the preceding sentence.

4. Technical Problems. AuctioNet agrees to use commercially reasonable efforts to address material technical problems (over which AuctioNet exercises control) affecting use by PurchasePro Customers of the AuctioNet site (an "AuctioNet Technical Problem") promptly following notice thereof. In the event that AuctioNet is unable to promptly resolve an AuctioNet Technical Problem following notice thereof from PurchasePro (including, without limitation, infrastructure deficiencies producing user delays), PurchasePro will have the right to regulate the promotions it provides to AuctioNet hereunder until such time as AuctioNet corrects the AuctioNet Technical Problem at issue.

5. Monitoring. AuctioNet will ensure that the performance and availability of the AuctioNet site is monitored on a continuous basis. AuctioNet will provide PurchasePro with contact information (including e-mail, phone, pager and fax information, as applicable, for both during and after business hours) for AuctioNet's principal business and technical representatives, for use in cases when issues or problems arise with respect to the AuctioNet site.

6. Telecommunications. Where applicable AuctioNet will utilize encryption methodology to secure data communications between the

      Parties' data centers. The network between the Parties will be configured such that no single component failure will significantly impact PurchasePro Customers.

7. Security. AuctioNet will utilize Internet standard encryption technologies (e.g., Secure Socket Layer - SSL) to provide a secure environment for conducting transactions and/or transferring private member information (e.g. credit card numbers, banking/financial information, and member address information) to and from the AuctioNet site. AuctioNet will facilitate periodic reviews of the AuctioNet site by PurchasePro in order to evaluate the security risks of such site. AuctioNet will promptly remedy any security risks or breaches of security as may be identified by PurchasePro.

8.    Technical Performance.

      (i) AuctioNet will design the AuctioNet site to support the PurchasePro-client embedded versions of the Microsoft Internet Explorer 4.XX, 5.XX and 6.XX browsers (Windows and Macintosh) and the Netscape Browser 4.XX and 6.XX and make commercially reasonable efforts to support all other browsers designated by PurchasePro.

      (ii) To the extent AuctioNet creates customized pages on the AuctioNet site for PurchasePro Customers, AuctioNet will develop and employ a methodology to detect PurchasePro Customers.

      (iii) AuctioNet will periodically review the technical information made available by PurchasePro.

      (iv) AuctioNet will design its site to support HTTP 1.0 or later protocol as defined in RFC 1945 and to adhere to PurchasePro's parameters for refreshing or preventing the caching of information in PurchasePro's proxy system as outlined by PurchasePro.

      (v) Prior to releasing material, new functionality or features through the AuctioNet site ("New Functionality"), AuctioNet will use commercially reasonable efforts to (i) test the New Functionality to confirm its compatibility with PurchasePro service client software, and (ii) provide PurchasePro with written notice of the New Functionality so that PurchasePro can perform tests of the New Functionality to confirm its compatibility with the PurchasePro service client software. Should any new material, new functionality or features through the AuctioNet site be released without notification to PurchasePro, PurchasePro will not be responsible for any adverse member experience until such time that compatibility tests can be performed and the new material, functionality or features qualified for the PurchasePro service.

9. PurchasePro Internet Services Support. PurchasePro will provide AuctioNet with access to the standard online resources, standards and guidelines documentation, technical phone support, monitoring and after-hours assistance that PurchasePro makes generally available to similarly situated web-based partners. PurchasePro support will not, in any case, be involved with content creation on behalf of AuctioNet or support for any technologies, databases, software or other applications which are not supported by PurchasePro. Support to be provided by PurchasePro is contingent on AuctioNet providing to PurchasePro demo account information (where applicable), a detailed description of the AuctioNet site's software, hardware and network architecture and access to the AuctioNet site for purposes of such performance and load testing as PurchasePro elects to conduct.


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